EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

May 12, 2003

CAPITOL FEDERAL FINANCIAL
REPORTS SECOND QUARTER 2003 RESULTS

Topeka, KS - Capitol Federal Financial (NASDAQ: CFFN) today announces results for the March 31, 2003 quarter.  Detailed results of the quarter will be available on Form 10-Q which will be filed today and available on our web-site, http://www.capfed.com/html/relations.html, within 24 hours of this release.  Highlights for the quarter include:

  net income of $12.4 million,
  basic and diluted earnings per share of $0.18 and $0.17, respectively, efficiency ratio of 47.00%,
  declared dividends per share of $0.23.
  the Board reconfirms its commitment to paying a year end dividend, which it began in December 2002.

Results for the Quarter ended March 31, 2003

Net income for the quarter was $12.4 million compared to $21.7 million for the same period one year ago. Diluted earnings per share were $0.17 compared to $0.30 per share one year ago. The efficiency ratio for the current quarter was 47.00% compared to 31.32% one year ago.

Net interest and dividend income was $31.5 million compared to $47.9 million one year ago. The net interest margin decreased to 1.48% from 2.22% one year ago.

The decrease in earnings was primarily due to a decrease in total interest and dividend income. The amount recorded for the quarter was $114.1 million, or 18.6%, less than the $140.1 million one year ago. The primary reason for the change was a decrease in interest on loans receivable of $21.7 million from one year ago to $71.4 million for the current quarter. The average yield on earning assets was 5.35%, down 116 basis points from one year ago.

The decrease in interest and dividend income was partially offset by the decrease in total interest expense of $9.7 million, or 10.5%, from one year ago. The decrease in interest expense was primarily due to a decrease in the expense on deposits of $9.3 million. The average cost of interest bearing liabilities was 4.37%, down 47 basis points from one year ago.

During the quarter, non-interest income was $6.8 million, up $2.6 million, over the same period one year ago. Total non-interest expense increased $1.7 million to $18.0 million for the quarter ended March 31, 2003 compared to $16.3 million for the same period in 2002. The change over the previous year was primarily due to an increase in advertising expense and compensation expense primarily related to the increase in the market value of our stock.

Results for the Six Months ended March 31, 2003

Net income for the six months ended March 31, 2003 was $41.5 million compared to net income of $42.5 million for the six months ended March 31, 2002. Diluted earnings per share were $0.57 per share for the six months ended March 31, 2003. The efficiency ratio for the current six months was 34.40% compared to 31.85% for the six months ended March 31, 2002.

Net interest and dividend income for the six months ended March 31, 2003 was $74.0 million compared to $93.5 million for the six months ended March 31, 2002. The net interest margin decreased 46 basis points from 2.18% for the six months ended March 31, 2002 to 1.72% for the six months ended March 31, 2003.

The decrease in earnings was primarily due to a decrease in total interest and dividend income. The amount recorded for the quarter was $243.5 million, or 14.0%, less than the $283.2 million one year ago. The primary reason for the change was a decrease in interest on loans receivable of $36.1 million from the same period one year ago. The average yield on earning assets was 5.67%, down 93 basis points from one year ago.

The decrease in interest and dividend income was partially offset by the decrease in total interest expense of $20.2 million, or 10.7%, from one year ago. The decrease in interest expense was primarily due to a decrease in the expense on deposits of $19.8 million. The average cost of interest bearing liabilities was 4.42%, down 53 basis points from one year ago.

During the six-month period, non-interest income was $29.8 million, up $21.2 million over the same period one year ago. Total non-interest expense increased $3.1 million to $35.7 million for the period compared to the same period in 2002. The change over the previous year was primarily due to an increase in compensation, primarily as a result of the increase in the market value of our stock, and advertising expense.

Financial Condition at March 31, 2003

Total assets at March 31, 2003 were $8.72 billion, a decrease of $60.4 million from $8.78 billion at September 30, 2002. The decrease was primarily due to a decrease in loans receivable and loans available for sale of $659.7 million and a decrease in cash and cash equivalents of $220.5 million. These were partially offset by a net increase in mortgage-related securities of $451.6 million and investment securities of $351.8 million. Total loan volume, including modifications, for the six-month period was $2.01 billion.

Total liabilities at March 31, 2003 were $7.74 billion, which was $57.8 million less than at September 30, 2002. The decrease in liabilities was primarily the result of a decrease in the deposit portfolio of $37.7 million.

Total non-performing assets were $11.4 million at March 31, 2003 compared to $10.9 million at September 30, 2002. No provision for loan losses was recorded during the current quarter. The percentage of non-performing assets to total assets was 0.13%. The allowance for loan losses as a percentage of non-performing loans was 53.40% at March 31, 2003.

Stockholders' equity totaled $984.8 million at March 31, 2003 compared to $987.4 million at September 30, 2002. The decrease was due primarily to the year-end dividend paid in December 2002 and the repurchase of shares during the period, which were partially offset by net income for the six month period of $41.5 million.

Capitol Federal Financial is the holding company for Capitol Federal Savings Bank. Capitol Federal Savings Bank has 34 branch locations in Kansas, 7 of which are in-store branches. Capitol Federal Savings Bank employs 712 full time equivalents in the operation of its business and is the leading residential lender in the State of Kansas.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, competition, and other risks detailed from time to time in the Company's SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Jim Wempe	Kent Townsend
Vice President, Investor Relations	Senior Vice President, Controller
700 S Kansas Ave.	700 S Kansas Ave.
Topeka, KS 66603	Topeka, KS 66603
(785) 270-6055	(785) 231-6360
jwempe@capfed.com	ktownsend@capfed.com